Exhibit 99.1

Press Release

German Bank Issues LOI for $33MM for SSWM
Environmental Emergency Response Stations in Veracruz, Mexico

SSWM/ETI to Equip and Operate Eleven Stations under Five-Year Agreement

CARLSBAD, Calif.--(BUSINESS WIRE)--June 7, 2006--Sub-Surface Waste Management of Delaware, Inc. (OTCBB: SSWM - News), announced that officers of its Mexico subsidiary company, Environmental Tec International, S.A. de C.V. (ETI) have arranged for and received copies of letters of intent from Deutsche Forfait Bank (http://www.defag.de) sent to the State of Veracruz to provide $33 MM USD to equip eleven (11) Environmental Emergency Response Stations whose equipment procurement and staffing will be performed by ETI under a five year operating agreement with the State's Sub Secretary of Civil Protection.

In meetings this past weekend during the 2006 Rains and Hurricanes Seminar hosted by Governor Fidel Herrera of the State of Veracruz, ETI executives were informed by Sub Secretary Ranulfo Marquez for Civil Protection that the order for establishing Environmental Emergency Response Stations has been increased from an original eight (8) to eleven (11) stations to be co-located at strategic Civil Protection response yards around the State.

Bruce Beattie, CEO of SSWM, stated, "We are very excited to obtain the letters of intent from DF Bank and look forward to staffing, training and operating eleven emergency response stations throughout the State of Veracruz to address civil protection and exposure to toxic releases that occur periodically as well as during storm events such as hurricanes. We applaud Governor Herrera and his staff for their pro-active efforts in creating a comprehensive environmental emergency response and remediation service capability."

About Sub-Surface Waste Management
Sub-Surface Waste Management Inc. is a majority-owned subsidiary of U.S. Microbics, Inc. (OTCBB: BUGS) and provides comprehensive civil and environmental engineering project management services, including specialists to design, permit, build and operate environmental waste clean-up treatment systems using conventional, biological and filtration technologies. SSWM is capitalizing on its patented technologies registered in Mexico with SEMARNAT, a Federal regulatory agency overseeing environmental compliance nationwide.

Investors and media contact Bruce Beattie at 760-918-1860, ext. 105, or via email at bbeattie@bugsatwork.com, or learn about the company by visiting its Web site at www.subsurfacewastemanagement.com.

The information contained in this press release includes forward-looking statements. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect" or similar expressions that involve risks and uncertainties. These risks and uncertainties include the company's status as a startup company with uncertain profitability, need for significant capital, uncertainty concerning market acceptance of its products, competition, limited service and manufacturing facilities, dependence on technological developments and protection of its intellectual property. The company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences are discussed more fully in the "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and other sections of the company's Form 10-KSB and other publicly available information regarding the company on file with the Securities and Exchange Commission. The company will provide you with copies of this information upon request.

Contact:
Sub-Surface Waste Management of Delaware, Inc
Bruce Beattie, 760-918-1860, ext. 105
bbeattie@bugsatwork.com
www.subsurfacewastemanagement.com

Source: Sub-Surface Waste Management Inc.